UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 4, 2005

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

(303) 660-3933
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 4, 2005, SAN Holdings, Inc. (the “Company”) increased the borrowing availability from $11.5 million to $13 million under the revolving credit facility (the “Harris Facility”) that the Company maintains with Harris N.A. (formerly known as Harris Trust and Savings Bank) (“Harris Trust”). The revolving credit facility was established pursuant to the Harris Loan Authorization Agreement dated May 16, 2003 that was filed as an exhibit to the Company’s amended Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2003, as amended February 16, 2005.

The purpose of the increase in borrowing availability on the Harris Facility was to provide additional working capital to the Company.

As a condition precedent to the amendment of the Harris Facility, on October 4, 2005, an affiliate of the Company’s majority shareholder (the “Guarantor”), Sun Solunet LLC (“Sun Solunet”), increased the amount of the ongoing guaranty of the debt incurred by the Company under the Harris Facility (the “Harris Guaranty”) by $1.5 million. Pursuant to the letter agreement dated March 31, 2003 (“Credit Support Agreement”), among the Company, Sun Solunet and the Guarantor, at six-month intervals (each May and November), in consideration for the Harris Guaranty, the Company is required to issue a warrant to purchase shares of the Company’s common stock to Sun Solunet (the “Guaranty Warrants”). The number of shares issuable upon exercise of the Guaranty Warrants is based on the amount that the Harris Guaranty exceeds $3.0 million as of each six-month interval, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The next interval period for the issuance of a Guaranty Warrant is November 16, 2005. Assuming the increase to the Harris Guaranty remains outstanding as of such date, the number of shares issuable upon exercise of the Guaranty Warrant will increase.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	Eighth Amendment to the Harris Loan Authorization Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

Date: October 12, 2005	By:	/s/ Robert C. Ogden
Robert C. Ogden, Vice President, Chief Financial Officer and Secretary